Exhibit 99.1

CONTACTS:	Dennis M. Oates	Christopher T. Scanlon	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS FOURTH QUARTER 2019 RESULTS

•	Q4 2019 Sales total $55.2 million; Aerospace sales reach record $170.4 million for 2019

•	Q4 2019 Net Income of $0.2 million, or $0.02 per diluted share

•	EBITDA totals $5.5 million in Q4 2019

•	Quarter-end Backlog of $119.1 million, versus $118.3 million at end of Q3 2019

BRIDGEVILLE, PA, January 22, 2020 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported that net sales for the fourth quarter of 2019 were $55.2 million, compared with $56.6 million in the third quarter of 2019, and $57.1 million in the fourth quarter of 2018.

Chairman, President and CEO Dennis Oates commented: “Aerospace sales remained solid in the fourth quarter at $37.6 million, or 68.2% of total sales, increasing 7.2% from the fourth quarter of 2018, but down 8.0% sequentially. Our full year 2019 aerospace sales were up 14.5% from 2018 and reached a record $170.4 million, or 70.1% of 2019 total sales. Sales to our remaining targeted end markets all increased sequentially in the fourth quarter of 2019.

“Fourth quarter gross margin totaled 10.6% of sales, compared with 9.4% of sales in the third quarter of 2019, but did not match 11.3% of sales in the fourth quarter of 2018. Fourth quarter gross margin improved sequentially, as operational improvements favorably impacted results, and our material cost of sales was more closely aligned with selling prices. However, on a year over year basis, gross margins were negatively impacted by a less favorable product mix.

“We were pleased to see favorable operating activity at our North Jackson hydraulic forge, as significant production efficiencies were implemented following the second quarter fire. The hydraulic forge fire caused downtime that resulted in delayed shipments, estimated at $6.0 million of sales in 2019. Hydraulic forge production reached record levels in the fourth quarter, driven by improved uptime leading to significant production gains. We expect the improved forge production activity to continue as we proceed through 2020.

“We continue to see operating cost savings from our mid-size bar cell in our Dunkirk facility. The bar cell is fully operational and delivering the favorable results we expected. We are encouraged to see the full year benefits of this capital project in 2020.

“We are also seeing favorable improvements in our melting operations. Our Vacuum Induction Melt activities have steadily reduced costs and improved production levels in the second half of 2019. Our Bridgeville melt operations have consistently improved output during 2019. These favorable melt activities are expected to continue in 2020.

“On the commercial side, we have seen favorable developments in tool steel order entry and anticipate that tool steel sales volumes in 2020 will increase over 2019 levels. Additionally, our premium alloy backlog continues to grow as we continue to execute on our strategy to grow these products.

“We expect improved material cost alignment in 2020 compared to 2019, as the steady raw material price declines that negatively impacted 2019 margins have made their way into our material costs, and as a result, our melt costs are more closely aligned to surcharges.

“Lastly, we are continuing to assess the Boeing 737 Max production outlook and the potential impact on order entry activity.”

Sales of premium alloys totaled $7.4 million, or 13.4% of sales, in the fourth quarter of 2019, compared with $8.0 million, or 14.2% of sales, in the third quarter of 2019, and $8.1 million, or 14.2% of sales in the fourth quarter of 2018. Full year premium alloy sales were $37.6 million, or 15.5% of sales, for 2019.

For full year 2019, net sales totaled $243.0 million compared with $255.9 million in 2018.

The Company’s gross margin for the fourth quarter of 2019 was 10.6% of sales, compared with 9.4% of sales in the third quarter of 2019, and 11.3% of sales in the fourth quarter of 2018. Gross margin for full year 2019 totaled $27.6 million, or 11.4% of sales.

Selling, general and administrative expenses were $5.3 million, or 9.5% of sales, in the fourth quarter of 2019, compared with $4.5 million, or 8.0% of sales, in the third quarter of 2019, and $5.6 million, or 9.7% of sales, in the fourth quarter of 2018.

Net income for the fourth quarter of 2019 was $0.2 million, or $0.02 per diluted share. Net income for the third quarter of 2019 totaled $0.8 million, or $0.09 per diluted share, and included a $0.04 insurance recovery related to a fire in the Dunkirk facility in September 2017. In the fourth quarter of 2018, net income was $0.6 million, or $0.07 per diluted share.

For full year 2019, net income was $4.3 million, or $0.48 per diluted share, compared with $10.7 million, or $1.28 per diluted share, in 2018.

The Company’s EBITDA for the fourth quarter of 2019 was $5.5 million, compared with $6.0 million in the third quarter of 2019, and $5.4 million in the fourth quarter of 2018. Full year 2019 EBITDA was $26.7 million compared with $35.6 million in 2018.

Managed working capital at December 31, 2019 totaled $142.1 million, compared with $144.9 million at September 30, 2019, and $123.0 million at the end of the fourth quarter of 2018. The reduction in managed working capital compared with the 2019 third quarter was driven mainly by favorable changes in accounts receivable and accounts payable. Inventory totaled $147.4 million at the end of the fourth quarter of 2019, versus $140.7 million at the end of the 2019 third quarter.

Backlog (before surcharges) at December 31, 2019 was $119.1 million, compared with $118.3 million at September 30, 2019, and $126.2 million at the end of the 2018 fourth quarter.

The Company’s total debt at December 31, 2019 was $64.3 million, compared with $66.1 million at September 30, 2019, and $46.7 million at the end of the fourth quarter of 2018. Capital expenditures for the fourth quarter of 2019 totaled $4.0 million, compared with $3.9 million in the third quarter of 2019, and $2.2 million in the fourth quarter of 2018.

The Company’s fourth quarter income tax benefit totaled $0.6 million versus tax benefits of $0.6 million in the third quarter of 2019 and $0.4 million in the fourth quarter of 2018. The 2019 fourth quarter tax benefit was primarily due to changes in state income tax items and increased research and development tax credits.

Conference Call and Webcast

The Company has scheduled a conference call for today, January 22, at 10:00 a.m. (Eastern) to discuss fourth quarter 2019 results. Those wishing to listen to the live conference call via telephone should dial 706-679-0668, passcode 9177978. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the first quarter of 2020.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; uncertainty regarding the return to service of the Boeing 737 MAX aircraft; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; the demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of our sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and other non-cash generating activity such as impairments and the write-off of deferred financing costs. We believe that excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculation methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

[TABLES FOLLOW]

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net Sales
Stainless steel	$41,377	$38,163	$177,934	$174,743
High-strength low alloy steel	7,129	7,490	34,164	23,829
Tool steel	4,547	8,771	22,303	40,308
High-temperature alloy steel	947	1,840	4,337	11,467
Conversion services and other sales	1,171	799	4,269	5,580

Total net sales	55,171	57,063	243,007	255,927

Cost of products sold	49,317	50,639	215,369	218,111

Gross margin	5,854	6,424	27,638	37,816

Selling, general and administrative expenses	5,252	5,559	20,347	21,746

Operating income	602	865	7,291	16,070

Interest expense	956	802	3,765	4,047
Deferred financing amortization	56	60	227	255
Other (income), net	(53)	(139)	(474)	(829)

(Loss) income before income taxes	(357)	142	3,773	12,597

(Benefit) provision for income taxes	(557)	(441)	(502)	1,935

Net income	$200	$583	$4,275	$10,662

Net income per common share - Basic	$0.02	$0.07	$0.49	$1.31

Net income per common share - Diluted	$0.02	$0.07	$0.48	$1.28

Weighted average shares of common stock outstanding
Basic	8,788,380	8,728,631	8,778,753	8,132,632
Diluted	8,867,040	8,864,592	8,873,719	8,347,692

MARKET SEGMENT INFORMATION

	Three Months Ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Net Sales
Service centers	$36,331	$41,013	$166,327	$180,165
Original equipment manufacturers	5,413	5,350	24,731	20,582
Rerollers	7,220	6,149	27,236	29,337
Forgers	5,036	3,752	20,444	20,263
Conversion services and other sales	1,171	799	4,269	5,580

Total net sales	$55,171	$57,063	$243,007	$255,927

Tons shipped	9,805	9,873	41,462	44,554

MELT TYPE INFORMATION

	Three Months Ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Net Sales
Specialty alloys	$46,609	$48,155	$201,120	$209,203
Premium alloys *	7,391	8,109	37,618	41,144
Conversion services and other sales	1,171	799	4,269	5,580

Total net sales	$55,171	$57,063	$243,007	$255,927

END MARKET INFORMATION **

	Three Months Ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Net Sales
Aerospace	$37,627	$35,108	$170,445	$148,850
Power generation	2,942	1,941	11,530	9,278
Oil & gas	6,256	6,282	25,023	31,493
Heavy equipment	4,752	9,117	22,725	41,623
General industrial, conversion services and other sales	3,595	4,615	13,285	24,683

Total net sales	$55,171	$57,063	$243,007	$255,927

*	Premium alloys represent all vacuum induction melted (VIM) products.
**

The majority of our products are sold to service centers rather than the ultimate end market customer. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
Assets

Cash	$170	$3,696
Accounts receivable, net	35,595	32,618
Inventory, net	147,402	134,738
Other current assets	8,300	3,756

Total current assets	191,467	174,808
Property, plant and equipment, net	176,061	177,844
Other long-term assets	871	668

Total assets	$368,399	$353,320

Liabilities and Stockholders’ Equity

Accounts payable	$40,912	$44,379
Accrued employment costs	4,449	7,939
Current portion of long-term debt	3,934	3,907
Other current liabilities	830	2,929

Total current liabilities	50,125	59,154
Long-term debt, net	60,411	42,839
Deferred income taxes	11,458	11,481
Other long-term liabilities, net	3,269	2,835

Total liabilities	125,263	116,309
Stockholders’ equity	243,136	237,011

Total liabilities and stockholders’ equity	$368,399	$353,320

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended
	December 31,
	2019	2018
Operating activities:
Net income	$4,275	$10,662
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	19,133	18,918
Deferred income tax	(21)	1,850
Share-based compensation expense	1,390	1,442
Changes in assets and liabilities:
Accounts receivable, net	(2,977)	(7,628)
Inventory, net	(14,965)	(20,373)
Accounts payable	(1,412)	5,293
Accrued employment costs	(3,490)	3,865
Income taxes	84	(246)
Other, net	(6,426)	2,824

Net cash (used in) provided by operating activities	(4,409)	16,607

Investing activities:
Capital expenditures	(17,354)	(15,388)
Proceeds from sale of property, plant and equipment	—	10

Net cash used in investing activities	(17,354)	(15,378)

Financing activities:
Borrowings under revolving credit facility	174,907	368,910
Payments on revolving credit facility	(153,632)	(388,728)
Proceeds under New Markets Tax Credit financing, net	—	2,835
Payments on term loan facility, capital leases, and notes	(3,904)	(12,364)
Payments of financing costs	—	(1,109)
Proceeds from public offering, net of cash expenses	—	32,246
Proceeds from the exercise of stock options	471	865

Net cash provided by financing activities	17,842	2,655

Net (decrease) increase in cash and restricted cash	(3,921)	3,884
Cash and restricted cash at beginning of period	4,091	207

Cash and restricted cash at end of period	$170	$4,091

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	Three Months ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income	$200	$583	$4,275	$10,662
Interest expense	956	802	3,765	4,047
(Benefit) provision for income taxes	(557)	(441)	(502)	1,935
Depreciation and amortization	4,898	4,458	19,133	18,918

EBITDA	5,497	5,402	26,671	35,562
Share-based compensation expense	290	396	1,390	1,442

Adjusted EBITDA	$5,787	$5,798	$28,061	$37,004